Exhibit 99.1

Evolution Metals & Technologies Submits Response to U.S. Army Sources Sought Notice for Rare Earth Magnets Used in Small Drone Motors

EM&T commercially produces N42SH, one of the two magnet grades specified by the Army for small drone motors

EM&T’s leadership includes President Andrew Knaggs, former Deputy Assistant Secretary of Defense; Gen. Tom Bussiere (ret.), former Commander of Air Force Global Strike Command; and the Hon. Chris Miller, former Acting U.S. Secretary of Defense, providing the Company with extensive defense procurement and supply chain experience

Miami, FL, Oct. 28, 2026 -- Evolution Metals & Technologies Corp. (“EM&T” or the “Company”) (Nasdaq: EMAT), a U.S.-based critical materials and advanced manufacturing company, today announced that it has submitted a capability statement in response to the U.S. Army’s Sources Sought notice for rare earth magnets used in the brushless DC motors of small uncrewed aircraft systems.

The U.S. Army Contracting Command (ACC) issued the Sources Sought notice, a Request for Information (RFI), “as part of its market research to identify companies with the interest and capability to manufacture and supply commercial-grade rare earth magnets.” The RFI lists neodymium-iron-boron arc-segment magnets in grade N52SH or N42SH. EM&T can produce eight sintered neodymium-iron-boron magnet grades: N35SH, N42SH, N46SH, N48SH, N42H, N45H, N48M and N50M. EM&T commercially produces N42SH at its facility in Pohang, Republic of Korea, where the grade has completed customer qualification, and plans to expand annual magnet capacity there from approximately 1,000 metric tons to approximately 10,000 metric tons following the installation and commissioning of the 57 containers of ULVAC production equipment.

In its response, EM&T proposed a staged path to qualify magnets to the Army’s specifications and an auditable mine-to-magnet traceability record for each production lot, in line with DFARS 252.225-7052 sourcing requirements that expand on January 1, 2027.

“Drones have become one of the most important tools on the modern battlefield, and every one of their motors depends on high-performance rare earth magnets that today come overwhelmingly from China,” said Andrew Knaggs, President of EM&T. “We already make N42SH commercially, we know how to qualify grades for demanding customers, and we are scaling to approximately 10,000 metric tons in Pohang. We are prepared to work with the Army on qualification and to establish a secure, traceable domestic supply chain for drone magnets. We are certified and going into commercial production of seven additional grades representing 52% of the total sintered market globally by revenue.”

“Air power, from strategic bombers to small drones, runs on components most people never see, and rare earth magnets are one of the most critical,” said retired Gen. Tom Bussiere, a member of EM&T’s Board of Directors and former Commander of Air Force Global Strike Command. “A force that cannot secure its magnet supply cannot be sure of its readiness. EM&T is building the allied, traceable production capacity our warfighters need.”

“Our reliance on China for rare earth magnets is a national security vulnerability, and it will not be solved by policy alone. It takes manufacturers with real plants, real equipment and real customers,” said the Hon. Chris Miller, a member of EM&T’s Board of Directors and former Acting U.S. Secretary of Defense. “EM&T is producing magnets today with a close U.S. ally and is significantly expanding our production scale outside of China. That is exactly the industrial base the United States needs to rebuild.”

About Evolution Metals & Technologies Corp.

Evolution Metals & Technologies Corp. (Nasdaq: EMAT) is a U.S.-based critical materials and advanced manufacturing company for rare earth permanent magnets, battery materials, and related critical minerals and technologies. By leveraging proven commercial-scale operations, advanced processing technologies, and strategic partnerships, EM&T operates what it believes is one of the only vertically integrated critical materials supply chain spanning end-of-life electronics and batteries, high-grade concentrates, and the manufacture of finished rare earth magnets (including high-performance rare earth magnets) and battery materials. For additional information, please visit investors.evolution-metals.com and follow the Company on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s response to the U.S. Army Sources Sought notice and any future solicitation, qualification, contract or order that may result; the Company’s ability to qualify and supply magnets meeting the Army’s specifications, including grade, geometry, coating and source-origin requirements; the installation, commissioning and operation of ULVAC equipment at the Company’s Pohang facility; the planned expansion of annual rare earth magnet production capacity to approximately 10,000 metric tons, including approximately 6,000 metric tons of high-performance sintered magnets; the January 1, 2027 effective date and scope of DFARS 252.225-7052; and the Company’s strategy, business plans and growth opportunities. These forward-looking statements, together with terms such as anticipate, believe, expect, intend, may, plan, should, will and other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Such risks include, among others, that the Army may not issue a solicitation or award a contract to the Company; the outcome of any Government-specific qualification, first-article testing or source-origin review; delays in equipment installation or commissioning; the availability and cost of feedstock; customer qualification and demand; the availability of financing and working capital; changes in U.S. or Korean trade, tariff, industrial or defense procurement policy, including the DFARS 252.225-7052 effective date, scope or waiver practices; competition; and the other risks described in EM&T’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date made. EM&T undertakes no obligation to update any forward-looking statement except as required by law. Additional information concerning factors that may affect EM&T’s expectations and projections is contained in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 20, 2026, its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2026, filed with the SEC on August 17, 2026, including the disclosures under “Risk Factors” therein, and other documents filed or to be filed with the SEC by EM&T. SEC filings are available at www.sec.gov.

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